PRESS RELEASE

FOR:              HOLIDAY RV SUPERSTORES, INC.

CONTACT:          Ron Huneycutt
                  (407) 363-9211

KCSA              Daniel Stepanek/Joseph A. Mansi
CONTACT:          (212) 896-1202/(212) 896-1205
                  dstepanek@kcsa.com / jmansi@kcsa.com
                  www.kcsa.com

             RECREATION USA ACQUIRES ASSETS OF LUKE POTTER WINNEBAGO

ORLANDO, Fla., March 20, 2000 - Holiday RV Superstores, Inc. operating under the trade name Recreation USA (NASDAQ: RVEE), announced today that the company acquired the inventory and operating assets and facility lease of Luke Potter Winnebago in Winter Garden, Florida.

     Luke Potter Winnebago is a full line Winnebago dealership with revenues of approximately $9 million in 1999. The 16,500 sq. ft. Winter Garden dealership is on 5+ acres of land. The service area of over 12,000 sq. ft can hold up to 15 units and includes an EPA approved paint area.

     Ronald G. Huneycutt, President and CEO of Recreation USA said, "The Winter Garden location gives Recreation USA a high traffic location with great visibility in the Orlando market. The new Winter Garden location in combination with our existing Orlando location will provide significant additional revenues with an anticipated reduction in overhead. This dealership is strategically located among other established RV dealerships surrounded by a solid base of RV customers. This move not only gives Recreation USA a more visible presence in the Orlando market but is a strong step in achieving our strategic plan of
expanding   vehicle  service."

     In addition to the Winter Garden location, Recreation USA also acquired the right to carry the Winnebago product lines at the Clermont, Florida location. Mr. Huneycutt stated, "The acquisition of the Winnebago lines will complement the motorhome lines carried at the Orlando location" (Airstream, Fleetwood, Gulfstream, Thor, and Harney Coach)
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     Recreation  USA, as the nation's only public  traded chain of  dealerships, has 14 such dealerships located in California, Florida, New Mexico, South Carolina, Virginia and West Virginia which sell, service and finance more than 60 RV and 10 boat brands. The Company also markets its offerings through an advanced e-commerce website at www.recusa.com.

                                      # # #

     The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under security laws. These statements involve a number of risks and uncertainties that could cause results to differ materially including, but not limited to, the performance of the recreational vehicle or boat industries, certain customers or affiliated companies, as well as other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

     This release and prior releases are available on the KCSA Public Relations Worldwide website at www.kcsa.com.